NOTICE OF VOTING RESULTS

TO:	Alberta Securities Commission
Autorité des marchés financiers
British Columbia Securities Commission
Manitoba Securities Commission
New Brunswick Securities Commission
Nova Scotia Securities Commission
Ontario Securities Commission
Superintendent of Securities, Prince Edward Island
Saskatchewan Financial Services Commission
Superintendent of Securities, Newfoundland and Labrador
Toronto Stock Exchange

In accordance with section 11.3 of National Instrument 51-102 – Continuous Disclosure Obligations, we hereby advise of the results of voting on the matters submitted to the annual and special meeting (the “Meeting”) of the shareholders (the “Shareholders”) of North American Palladium Ltd. (the “Corporation”) held on May 20, 2010.  At the Meeting, Shareholders were asked to consider certain matters.

The matters voted upon at the Meeting and the results of the voting were as follows:

Item 1:  Election of Directors

By a vote by way of show of hands, the number of directors elected at the meeting was seven and the following directors were elected to hold office for the ensuing year or until their successors are elected or appointed:

Steven R. Berlin
William J. Biggar
C. David A. Comba
André J. Douchane
Robert J. Quinn
Greg J. Van Staveren
William J. Weymark

Item 2:  Appointment of Auditors

By a vote by way of show of hands, KPMG LLP were appointed auditors of the Corporation to hold office until the close of the next annual meeting of the Shareholders or until their successors are appointed, and the directors of the Corporation were authorized to fix the remuneration of the auditors.

Item 3:  Amendments to the Articles of Incorporation

By a vote by way of show of hands, the amendments to the articles of incorporation of the Corporation as described in the Corporation’s 2010 Management Proxy Circular to provide for the cancellation of the (“Special Shares”) and removal of all references to these shares in the articles were approved.

Item 4:  Amendments to the RRSP Plan

By a vote by way of show of hands, the Shareholders approved and ratified the adoption of the Corporation’s Amended and Restated RRSP Plan as described in the Corporation’s 2010 Management Proxy Circular.

Item 5:  Amendments to the Stock Option Plan

By a vote by way of show of hands, the Shareholders approved and ratified the adoption of the Corporation’s Amended and Restated Stock Option Plan as described in the Corporation’s 2010 Management Proxy Circular.

NORTH AMERICAN PALLADIUM LTD.

“Trent C. A. Mell” (signed)

Trent C. A. Mell
Vice President, Corporate Development,
General Counsel & Corporate Secretary